Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 11, 2013 with respect to the financial statements of Kamada Ltd. included in Amendment No. 1 to the Registration Statement on Form F-1/A and related Prospectus of Kamada Ltd., dated May 15, 2013.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
May 15, 2013	A member of Ernst & Young Global